Exhibit 99.1
FOR RELEASE AT 7:00 AM CST

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin - January 13, 2005 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 26, 2004.

Net sales for the Company's second quarter ended December 26, 2004 were $48.4 million, compared to net sales of $50.0 million for the second quarter ended December 28, 2003. Net income for the period was $4.4 million, compared to $4.6 million in the prior year quarter. Diluted earnings per share for the period were $1.15 compared to $1.21 in the prior year quarter.

For the six months ended December 26, 2004, net sales were $93.0 million compared to net sales of $94.4 million in the prior year period. Net income was $8.1 million compared to net income of $8.2 million in the prior year period and diluted earnings per share were $2.09 compared to $2.15.

Overall sales to STRATTEC’s largest customers decreased in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $12.8 million compared to $9.5 million due to a more favorable vehicle content mix. Sales to Delphi Corporation were flat at $8.0 million. Sales to General Motors Corporation were $10.8 million compared to $14.0 million due to a combination of price reductions, discontinued models and lower levels of production on certain vehicles. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $1.0 million compared to $2.1 million due to lower vehicle production volumes. Sales to Ford Motor Company decreased slightly at $8.5 million compared to $9.0 million due to pre-programmed price reductions. The Ford Motor Company sales in the current quarter do not reflect approximately $600,000 of new lockset content relating to the Ford Mustang. This vehicle content is sold directly to Ford's joint venture partner AutoAlliance.

Gross profit margins were 23.6 percent in the current quarter compared to 24.2 percent in the prior year quarter. The gross profit margin decline during the current quarter was attributed primarily to product sales mix, lower production volumes, and higher purchased material costs for brass and zinc.

Operating expenses were $4.8 million in the current quarter, compared to $5.0 million in the prior year quarter.

During the quarter, the Company contributed $3.0 million to its Pension Fund and repurchased 12,500 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $787,000.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and other global automotive manufacturers.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
	(Unaudited)		(Unaudited)

Net Sales	$48,436	$50,014	$93,027	$94,434

Cost of Goods Sold	36,990	37,912	70,808	71,874

Gross Profit	11,446	12,102	22,219	22,560

Engineering, Selling &
Administrative Expenses	4,848	4,983	10,014	9,901

Income from Operations	6,598	7,119	12,205	12,659

Interest Income	233	88	416	177

Interest Expense	--	--	--	--

Other Income, Net	196	184	159	286

	7,027	7,391	12,780	13,122

Provision for Income Taxes	2,600	2,772	4,729	4,921

Net Income	$4,427	$4,619	$8,051	$8,201

Earnings Per Share:
Basic	$1.16	$1.23	$2.12	$2.18
Diluted	$1.15	$1.21	$2.09	$2.15

Average Basic
Shares Outstanding	3,806	3,765	3,806	3,762

Average Diluted
Shares Outstanding	3,840	3,824	3,847	3,821

Other
Capital Expenditures	$1,322	$1,926	$2,020	$3,022
Depreciation & Amortization	$1,817	$1,942	$3,681	$3,959

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STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	December 26, 2004	June 27, 2004
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$50,163	$54,231
Receivables, Net	27,693	30,931
Inventories	11,098	8,361
Other current assets	9,655	10,903
Total Current Assets	98,609	104,426
Investment in Joint Ventures	1,365	1,336
Prepaid Pension Obligation	1,011	--
Property, Plant and Equipment, Net	29,700	31,428
	$130,685	$137,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,583	$18,787
Other	12,947	16,497
Total Current Liabilities	29,530	35,284
Borrowings Under Revolving Credit Facility	-	-
Deferred Income Taxes	543	543
Accrued Pension and Post Retirement Obligations	5,062	11,511
Shareholders’ Equity	212,565	200,713
Accumulated Other Comprehensive Loss	(5,291)	(5,385)
Less: Treasury Stock	(111,724)	(105,476)
Total Shareholders’ Equity	95,550	89,852
	$130,685	$137,190

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